For the fiscal year ended September 30, 2002.
File number 811-7343
The Prudential Investment Portfolios, Inc.


SUB-ITEM 77D
Policies With Respect to Security Investment

Prudential Fixed-Income
Mutual Funds

Supplement dated March 1, 2002.
        In this supplement, each investment portfolio to
which this supplement relates is referred to as a
"Fund."
        Effective May 1, 2002, each Fund may invest in
futures contracts on 10-year interest rate swaps (Swap
Futures) for hedging purposes only. Pursuant to its
general authority to invest in certain derivatives,
each Fund currently may enter into Swap Futures up to
5% of its total assets. Swap Futures are described
below.
        In addition, effective May 1, 2002, The Prudential
Investment Portfolios, Inc. -- Prudential Active
Balanced Fund may invest in Swap Futures for bona fide
hedging purposes and for income enhancement, to the
extent that the net interest payments on such swaps do
not exceed 5% of the Fund's net assets.
        The information in this supplement supersedes any
contrary information that may be contained either in
the prospectuses to which this supplement relates or in
the statements of additional information (SAIs) that
correspond to these Funds.
        1. The following is added to the prospectus
section generally entitled "How the Fund Invests --
Other Investments and Strategies -- Derivative
Strategies -- Futures Contracts and Related Options."
        The Fund may also invest in futures contracts on
10-year interest rate swaps.
        2. The following is added to the SAI section
generally entitled "Description of the Fund, Its
Investments and Risks -- Risk Management and Return
Enhancement Strategies -- Futures Contracts."
        Futures contracts on 10-year interest rate swaps
(Swap Futures), introduced by the Chicago Board of
Trade in October 2001, enable purchasers to cash settle
at a future date at a price determined by the
International Swaps and Derivatives Association
Benchmark Rate for a 10-year U.S. dollar interest rate
swap on the last day of trading, as published on the
following business day by the Federal Reserve Board in
its Daily Update to the H.15 Statistical Release. Swap
Futures attempt to replicate the pricing of interest
rate swaps.
        The $100,000 par value trading units of Swap
Futures represent the fixed-rate side of a 10-year
interest rate swap that exchanges semiannual fixed-rate
payments at a 6% annual rate for floating-rate payments
based on 3-month LIBOR. Swap Futures trade in price
terms quoted in points ($1,000) and 32nds ($31.25) of
the $100,000 notional par value. The contract
settlement-date cycle is March, June, September and
December, which is comparable to other fixed-income
futures contracts.
        The structure of Swap Futures blends certain
characteristics of existing over-the-counter (OTC)
swaps and futures products. Unlike most swaps traded in
the OTC market that are so-called "par" swaps with a
fixed market value trading on a rate basis, Swap
Futures have fixed notional coupons and trade on a
price basis. In addition, Swap Futures are constant
maturity products that will not mature like OTC swaps,
but rather represent a series of ten-year instruments
expiring quarterly. Because Swap Futures are traded on
an exchange, there is no counterparty or default risk,
although, like all futures contracts, the Fund could
experience delays and/or losses associated with the
bankruptcy of a broker through which the Fund engages
in futures transactions. Investing in Swap Futures is
subject to the same risks of investing in futures,
which are described above.
        *	*	*
        The information in this supplement relates to the prospectuses indicated below.

Fund Name	Date of Prospectus and SAI
Prudential California Municipal Fund
	California Series	November 1, 2001
	California Income Series	November 1, 2001
Prudential Global Total Return Fund, Inc.	February
28, 2002
Prudential High Yield Fund, Inc.	March 1, 2002
Prudential Municipal Bond Fund
	High Yield Series	June 29, 2001
	Insured Series	June 29, 2001
Prudential Municipal Series Fund
	Florida Series	November 1, 2001
	New Jersey Series	November 1, 2001
	New York Series	November 1, 2001
	Pennsylvania Series	November 1, 2001
Prudential Total Return Bond Fund, Inc.	March 1, 2002
The Prudential Investment Portfolios, Inc.
	Prudential Active Balanced Fund	November 29, 2001

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